UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U5S/A

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2001

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                                       by

                               EXELON CORPORATION
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603


                            PECO ENERGY POWER COMPANY
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                          EXELON VENTURES COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                         EXELON GENERATION COMPANY, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                       EXELON ENERGY DELIVERY COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

This Amendment No. 1 to the Exelon Corporation Form U5S Annual Report for the year ended December 31, 2001, is being filed to update Items 1, 6 and 10 for information previously not reported in Exelon Corporation's Form U5S filed on May 1, 2002. Additionally, Item 10 reflects a restatement as a result of a $101 million double posting of deferred income taxes recorded associated with unrealized losses on Exelon Generation Company, LLC's (Generation) nuclear decommissioning trust fund securities. Additionally, Exelon and Generation determined that Other Comprehensive Income should be restated for the amount of $27 million to reflect Generation's ownership interest in the Other Comprehensive Income of its equity investments in AmerGen Energy Company, LLC and Sithe Energies Inc. Earnings per share, net income and cash flow for the periods are not affected by the restatements. However, Other Comprehensive Income, which is a component of Shareholders' Equity, will be reduced by a total of approximately $128 million as of December 31, 2001 as a result of the revision. See Form 10-K/A, Commssion File Number 1-16169, filed November 31, 2002.


                                Table of Contents

ITEM NUMBER                DESCRIPTION                            PAGE NUMBER

            1           System Companies and Investments therein as of     3
                        December 31, 2001.

            6           Officers and Directors Part I                      9

            10          Financial Statements                              50

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.

The Issuer's and Owner's book value is being filed confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.



                                                                  NUMBER OF         % OF VOTING
                                                                   COMMON            POWER OR              TYPE
                                                                   SHARES            INTEREST               OF
TIER NAME OF COMPANY                                                HELD               HELD              BUSINESS
---------------------------------------------------------------------------------------------------------------------------
     Exelon Corporation                                                                          Public Utility Holding
                                                                                                 Co.

      (Affordable Housing Investments)                                         N/A      N/A
  1    Boston Financial Institutional Tax Credit Fund X                        N/A      11%      Affordable Housing
                                                                                                 Investment
  1    Related Corporate Partners IV, L.P.                                     N/A      <5%      Affordable Housing
                                                                                                 Investment
  1    Boston Financial Institutional Tax Credit Fund XIX                      N/A      14%      Affordable Housing
                                                                                                 Investment
  1    Related Corporate Partners XII, L.P.                                    N/A      36%      Affordable Housing
                                                                                                 Investment
  1    Boston Financial Institutional Tax Credit Fund XIV                      N/A      44%      Affordable Housing
                                                                                                 Investment
  1    Boston Financial Institutional Tax Credit Fund XXI                      N/A      27%      Affordable Housing
                                                                                                 Investment
  1    Related Corporate Partners XIV, L.P.                                    N/A      16%      Affordable Housing
                                                                                                 Investment
  1    Summit Corporate Tax Credit Fund II                                     N/A      33%      Affordable Housing
                                                                                                 Investment
  1    USA Institutional Tax Credit Fund XXII                                  N/A      30%      Affordable Housing
                                                                                                 Investment
  1   Exelon Business Services Company                                         100     100%      Service Company
                                                                                                 Company
  1   Unicom Assurance Company Ltd. *                                          N/A     100%      Captive insurance Co.
                                                                                       100%      Public Utility Holding
  1   Exelon Energy Delivery Company, LLC                                      N/A               Co.
  2    Commonwealth Edison Company                                      12,702,904     99.9%     Electric utility Co.
               (Intercompany Notes Payable)
  3     Commonwealth Edison Company of Indiana, Inc.                     1,108,084     100%      Electric utility Co.
  3     ComEd Financing I                                                      N/A     100%      Financing
  3     ComEd Financing II                                                     N/A     100%      Financing
  3     ComEd Funding, LLC                                                     N/A     100%      Financing
  4     ComEd Transitional Funding Trust                                       N/A     100%      Financing
  3     Commonwealth Research Corporation                                      200     100%      Rule 58 - Energy related
  3     Edison Development Company                                             741     100%      Community development
  3     Edison Development Canada Inc.                                      15,158     100%      Community development
  4       Edison Finance Partnership                                           N/A     100%      Financing
  2     PECO Energy Company                                            170,478,507     100%      Electric & gas utility


                                       3


               (Intercompany Notes Payable)
  3     PECO Energy Capital Corp.                                            1,000     100%      Financing
  4      PECO Energy Capital Trust II                                          N/A     100%      Financing
  4      PECO Energy Capital Trust III                                         N/A     100%      Financing
  3     PECO Energy Transition Trust                                           N/A     100%      Financing
  3     ExTel Corporation, LLC                                                 N/A     100%      Intermediate subsidiary
  4      PECO Wireless, LP                                                     N/A  99% PECO LP  Intermediate subsidiary
                                                                               N/A   1% ExTel GP Intermediate subsidiary
  5       ATNP Finance Company                                                 N/A     100%      Financing
  5       PEC Financial Services, LLC                                          N/A     100%      Financing
  3     Adwin Realty Company                                                 1,000     100%      Real estate
  4      Ambassador II Joint Venture                                           N/A      50%      Real estate
  4      Bradford Associates                                                   N/A      50%      Real estate
  4      Franklin Town Towers Associates                                       N/A      50%      Real estate
  4      Henderson Ambassador Associates                                       N/A      50%      Real estate
  3     East Coast Natural Gas Cooperative, LLP                                N/A    41.12%     Rule 58 - Energy related
  3     Horizon Energy Company  *                                            1,000     100%      Inactive
  1   Unicom Investment Inc.                                                   100     100%      Tax advantaged investment
               (Intercompany Notes Payable)
  2    Scherer Holdings 1, LLC                                                 N/A     100%      Tax advantaged investment
  2    Scherer Holdings 2, LLC                                                 N/A     100%      Tax advantaged investment
  2    Scherer Holdings 3, LLC                                                 N/A     100%      Tax advantaged investment
  2    Spruce Holdings G.P. 2000, LLC                                          N/A     100%      Tax advantaged investment
  2    Spruce Holdings L.P. 2000, LLC                                          N/A     100%      Tax advantaged investment
  3     Spruce Equity Holdings, L.P.                                           N/A    1% Spr GP  Tax advantaged investment
                                                                               N/A   99% Spr LP  Tax advantaged investment
  4      Spruce Holdings Trust                                                 N/A     100%      Tax advantaged investment
  2    Wansley Holdings 1, LLC                                                 N/A     100%      Tax advantaged investment
  2    Wansley Holdings 2, LLC                                                 N/A     100%      Tax advantaged investment
  1   Unicom Resources Inc.                                                    100     100%      Development company
                                                                                       100%      Public Utility Holding
  1   Exelon Ventures Company, LLC                                             N/A               Co.
                                                                                       100%      Public Utility Holding
  2    Exelon Generation Company, LLC                                          N/A               Co.
                                                                                       100%      Electric utility company
  3     PECO Energy Power Company                                          984,000               &
                                                                                                 Public Utility Holding
                                                                                                 Co.
  4      Susquehanna Power Company                                       1,273,000     100%      Electric utility company
  5      The Proprietors of the Susquehanna Canal (PSC) *                      N/A     100%      Inactive
  3     Susquehanna Electric Company                                         1,000     100%      Utility company
  3     AmerGen Energy Company, LLC                                            N/A      50%      EWG
  4      AmerGen Vermont, LLC *                                                N/A     100%      EWG - Inactive
  3     Exelon Power Holdings, LP (1)                                          N/A  99% Genco LP Intermediate subsidiary
                                                                                     1% Ventures
                                                                               N/A      GP       Intermediate subsidiary
  4      Exelon Fossil Holdings, Inc.                                          N/A     100%      Investment holding co.
                                                                                                  WG
  5       Sithe Energies, Inc.                                                 N/A    49.90%     E
  3     Exelon Peaker Development General, LLC                                 N/A     100%      Rule 58 - Energy related
  3      ExTex LaPorte Limited Partnership                                     N/A    1% EP Gen  EWG
                                                                               N/A  99% EP Lim   EWG
  3     Exelon Peaker Development Limited, LLC                                 N/A     100%      Rule 58 - Energy related
  4      Keystone Fuels, LLC  (2)                                              N/A    20.99%     Rule 58 - Energy related


                                       4

  3     Concomber Ltd                                                          N/A     100%      Captive insurance company
  3     Cenesco Company, LLC (3)                                               N/A     100%      Rule 58 - Energy related
  3     Exelon Allowance Management Company, LLC (4)                           N/A     100%      Rule 58 - Energy related
  3     Exelon Generation Finance Company, LLC (5)                             N/A     100%      Financing
  3     Penseco Company, LLC  (6)                                              N/A     100%      Rule 58 - Energy related
  3     Port City Power, LLC (7)                                               N/A     100%      Development company
  3     Southeast Chicago Energy Project, LLC (8)                              N/A     100%      EWG
  3     Exelon Generation Company International, Inc. (9)                      N/A     100%      Financing
  4     Exelon Generation Canada Corporation (10)                                1     100%      Intermediate subsidiary
  2    Exelon Enterprises Company, LLC                                         100     100%      Non-utility holding company
               (Intercompany Notes Payable)
  3     UniGridEnergy, LLC (11) *                                              N/A      50%      Inactive
  3     CIC Global, LLC (12)                                                   N/A      50%
  3     Adwin Equipment Company                                                N/A     100%      Rule 58 - Energy related
  3     Exelon Energy Company  (13)                                            100     100%      Rule 58 - Energy related
               (Intercompany Notes Payable)
  4      Exelon Energy Ohio, Inc.  (14)                                      1,000     100%      Rule 58 - Energy related
  4      AllEnergy Gas & Electric Marketing Company, LLC                       N/A     100%      Rule 58 - Energy related
  5       Texas Ohio Gas, Inc.                                                 100     100%      Rule 58 - Energy related
  3     Exelon Services, Inc.  (15)                                            100     100%      Rule 58 - Energy related
  4      Exelon Services Federal Group, Inc. (16)                              874     100%      Rule 58 - Energy related
  3     Unicom Power Holdings, Inc.                                            100     100%      Rule 58 - Energy related
  3     Unicom Power Marketing, Inc.  *                                        100     100%      Inactive
  3     Exelon Thermal Holdings, Inc. (17)                                     100     100%      Rule 58 - Energy related
               (Intercompany Notes Payable)
  4      Northwind Chicago, LLC                                                N/A     100%      Rule 58 - Energy related
  4      Exelon Thermal Development, Inc.(18)                                  100     100%      Rule 58 - Energy related
  4      Exelon Thermal Technologies, Inc.  (19)                               100     100%      Rule 58 - Energy related
  4      ETT Boston, Inc. (20)                                                 100     100%      Rule 58 - Energy related
  5       Northwind Boston, LLC                                                N/A      25%      Rule 58 - Energy related
  4      ETT Houston, Inc.(21)                                                 100     100%      Rule 58 - Energy related
  5       Northwind Houston, LLC                                               N/A      25%      Rule 58 - Energy related
  5       Northwind Houston, LP                                                N/A      25%      Rule 58 - Energy related
  4      ETT North America, Inc. (22)                                           10     100%      Rule 58 - Energy related
  5       Northwind Thermal Technologies Canada, Inc.                           10     100%      Rule 58 - Energy related
  6        ETT Canada, Inc. (23)                                                10     100%      Rule 58 - Energy related
  7         Northwind Windsor  (24)                                            50%      50%      Rule 58 - Energy related
  4      ETT National Power, Inc. (25)                                         100     100%      Rule 58 - Energy related
  5       Northwind Midway, LLC                                                N/A     100%      Rule 58 - Energy related
  4      ETT Nevada, Inc. (26)                                                 100     100%      Rule 58 - Energy related
  5       Northwind Aladdin, LLC                                               N/A      75%      Rule 58 - Energy related
  5       Northwind Las Vegas, LLC                                             N/A      50%      Rule 58 - Energy related
  4      ETT Arizona Inc. (27)                                                 100     100%      Rule 58 - Energy related
  5       Northwind Arizona Development, LLC                                   N/A      50%      Rule 58 - Energy related
  5       Northwind Phoenix, LLC                                               N/A      50%      Rule 58 - Energy related
  3     Exelon Communications Holdings, LLC                                    N/A     100%      Exempt telecommunications
  4      AT&T Wireless PCS of Philadelphia, LLC                                N/A      49%      Exempt telecommunications
  4      PHT Holdings, LLC                                                     N/A     100%      Exempt telecommunications

                                       5


  5      PECO Hyperion Telecommunications (GP)                                 N/A      49%      Exempt telecommunications
  4      Exelon Communications Company, LLC                                    N/A     100%      Exempt telecommunications
  3     Exelon Enterprises Management, Inc.                                    N/A     100%      Invests in Rule 58s & ETCs
  4      Exelon Capital Partners, Inc.                                         N/A     100%      Invests in Rule 58s & ETCs
  5       Exelon Enterprises Investments, Inc.  (28)                           N/A     100%      Invests in Rule 58s & ETCs
                                                                                       6.08%     Energy related venture
  6        Enertech Capital Partners II                                        N/A               capital
  6        Kinetic Ventures Fund I, LLC (29)                                   N/A    22.22%     Invests in Rule 58s & ETCs
  6        Kinetic Ventures Fund II, LLC (30)                                  N/A    14.30%     Invests in Rule 58s & ETCs
  6        UTECH Climate Challenge Fund, LP                                    N/A     24.4%     Rule 58 - Energy related
  6      EEI Telecommunications Holdings, LLC (31)                             N/A     100%      ETC
  5       ECP Telecommunications Holdings, LLC (32)                            N/A     100%      ETC
  6        NEON Communications, Inc.                                           N/A      10%      ETC
  6        PermitsNow, Inc.                                                    N/A      16%      ETC
  6        OmniChoice.com, Inc.                                                N/A      30%      ETC
  6        Everest Broadband Networks                                          N/A      15%      ETC
  4        Energy Trading Company                                              N/A     100%      ETC
                                                                                                  ule 58 - Energy related
  3      InfraSource Inc. (33)                                          29,313,134     94.5%     R
  4       Trinity industries, Inc.                                               1     100%      Rule 58 - Energy related
  4       Chowns Communication, Inc.                                             1     100%      Rule 58 - Energy related
  4       VSI Group, Inc.                                                      100     100%      Rule 58 - Energy related
  4       Michigan Trenching Services, Inc.                                    250     100%      Rule 58 - Energy related
  4       Blair Park Services, Inc. (34)                                        50     100%      Rule 58 - Energy related
  4       Infrasource Corporate Services, Inc. (35)                              1     100%      Rule 58 - Energy related
  4       Electric Services, Inc.                                            1,000     100%      Rule 58 - Energy related
  4       Syracuse Merit Electric, Inc.                                          1     100%      Rule 58 - Energy related
  4       M.J. Electric, Inc.                                                1,000     100%      Rule 58 - Energy related
  4       Fischbach and Moore Electric, Inc.                                     1     100%      Rule 58 - Energy related
  4       NEWCOTRA, Inc. *                                                       1     100%      Rule 58 - Energy related
  5        Fischbach and Moore, Inc.                                             1     100%      Rule 58 - Energy related
  6         Fischbach and Moore Electrical Contractors,                                           ule 58 - Energy related
     Inc. *                                                                      1     100%      R
  6         T.H. Green Electric Co., Inc. *                                      1     100%      Rule 58 - Energy related
  4       Sunesys, Inc. (36)                                                 3,000     100%      Rule 58 - Energy related
  5        Sunesys of Virginia, Inc. (37)  *                                   N/A     100%      Rule 58 - Energy related
  4       MRM Technical Group, Inc.                                              1     100%      Rule 58 - Energy related
  5        Aconite Corporation                                                   1     100%      Rule 58 - Energy related
  5        Gas Distribution Contractors,                                                          ule 58 - Energy related
     Inc.                                                                        1     100%      R
  5        Mid-Atlantic Pipeliners, Inc.                                         1     100%      Rule 58 - Energy related
  5        Mueller Distribution Contractors, Inc.                                1     100%      Rule 58 - Energy related
  5        Mueller Energy Services, Inc.                                         1     100%      Rule 58 - Energy related
  5        Mueller Pipeliners, Inc.                                              1     100%      Rule 58 - Energy related
  5        Mechanical Specialties Incorporated                                   1     100%      Rule 58 - Energy related
  5        Rand-Bright Corporation                                               1     100%      Rule 58 - Energy related
  4       Dashiell Holdings Corporation                                    354,200     100%      Rule 58 - Energy related
  5        Dacon Corporation                                                35,420     100%      Rule 58 - Energy related
  6        DashieII                                                                               ule 58 - Energy related
     Corporation                                                           354,200     100%      R
  4       OSP Consultants, Inc.                                             30,000     100%      Rule 58 - Energy related
  4        International Communications Services, Inc. *                         1     100%      Rule 58 - Energy related
  5        OSP, Inc. *                                                           1     100%      Rule 58 - Energy related


                                       6

  5        OSP Services, S.A. de C.V. *                                        N/A     100%      Rule 58 - Energy related
  5        OSP Telecom, Inc. *                                                   1     100%      Rule 58 - Energy related
  5        OSP Telcomm de Mexico, S.A. de C.V. *                               N/A     100%      Rule 58 - Energy related
  5        Utility Locate & Mapping Services, Inc. *                             1     100%      Rule 58 - Energy related
  5        RJE Telecom, Inc.                                                     1     100%      Rule 58 - Energy related
  5        Universal Network Services, Inc. *                                  N/A      49%      Rule 58 - Energy related
  4       Infrasource Integrated Services, Inc. (38)                             1     100%      Rule 58 - Energy related
  5        EIS Engineering, Inc.                                             2,000     100%      Rule 58 - Energy related
  6         P.A.C.E Field Services, LLC *                                      N/A     100%      Rule 58 - Energy related
  6         P.A.C.E Environmental, LLC *                                       N/A     100%      Rule 58 - Energy related
  4       EIS Investments, LLC. *                                              N/A     100%      Rule 58 - Energy related
  5        WCB Services, LLC *                                                 N/A      49%      Rule 58 - Energy related

     * Inactive company.

     N/A Not applicable or Not Available.



Notes:
1. Exelon Power Holdings, LP was organized June 13, 2001 under the jurisdiction of Delaware to hold the equity interest in Exelon Fossil Holdings, Inc.
2. Keystone Fuels, LLC incorporated in Delaware, October 17, 2000. Buys and sells coal, IRC Section 29, nonconventional fuels.
3. Cenesco Company, LLC was organized December 31, 2001 under the jurisdiction of Delaware and formed to hold a general partnership interest in a uranium enrichment partnership.
4. Exelon Allowance Management Company, LLC was organized November 8, 2001 under the jurisdiction of Delaware with regard to EPA emissions allowance.
5. Exelon Generation Finance Company, LLC was organized June 6, 2001 under the jurisdiction of Delaware to hold Genco notes issued in June 2001.
6. Penseco Company, LLC was organized December 31, 2001 under the jurisdiction of Delaware and formed to hold a general partnership interest in a uranium enrichment partnership.
7. Port City Power, LLC was organized September 17, 2001 under the jurisdiction of Delaware to hold a turbine plant being built in Illinois.
8. Southeast Chicago Energy Project, LLC was organized August 16, 2001 under the jurisdiction of Delaware to hold a peaker plant being built in Illinois.
9. Exelon Generation Company International, Inc. was organized under the jurisdiction of Pennsylvania to acquire, develop and hold international interests.
10. Exelon Generation Canada Corporation was organized under the jurisdiction of Nova Scotia to acquire Canadian assets.
11. UniGridEnergy, LLC was formerly owned by Exelon Enterprises Management, Inc. a subsidiary of Exelon Enterprises Company, LLC.
12. CIC Global, LLC was formerly owned by Exelon Enterprises Management, Inc. a subsidiary of Exelon Enterprises Company, LLC.
13. Exelon Energy Company name changed from Unicom Energy Inc, 2/25/2001.

14. Exelon Energy Ohio, Inc. name changed from Unicom Energy Ohio, Inc.
    2/22/2001.
15. Exelon Services, Inc. name changed from Unicom Mechanical Services Inc. on 2/28/2001.
16. Exelon Federal Services Group name change from Systems Engineering and Management Corporation, Inc.
17. Exelon Thermal Holdings, Inc. name change from UT Holdings, Inc. 18. Exelon Thermal Development, Inc, name change from Unicom Thermal Development, Inc.
     2/13/2001
19. Exelon Thermal Technologies, Inc. name changed from Unicom Thermal Technologies Inc. on 2/13/2001.
20. ETT Boston, Inc. name change from Exelon Thermal Technologies Boston, Inc.
    21. ETT Houston, Inc. name change from Exelon Thermal Technologies Houston, Inc. 22. ETT North America, Inc. name change from Exelon Thermal Technologies North America,
    Inc.
23. ETT Canada, Inc. name change from Unicom Thermal Technologies Canada, Inc.
24. Northwind Windsor a joint venture with Ontario Power Generation
    New Brunswick, Canada. July 18,1996. Provides district cooling services, heating and emergency electrical generation.
25. ETT National Power, Inc. name change from UTT National Power, Inc. 26. ETT Nevada, Inc. name change from UTT Nevada, Inc. ETT Nevada filed for bankruptcy under Chapter 11 of the Bankruptcy Code on April 4, 2002.
27. ETT Arizona Inc. name change from UTT Phoenix, Inc.
28. Exelon Enterprises Investments, Inc., Delaware, March 30, 2001.
    Formed to hold passive non-telecom investments.
29. Kinetic Venture Fund I name change from Utility Comeptitive Advantage Fund I, LLC, effective September 21, 2000.
30. Kinetic Venture Fund II name change from Utility Comeptitive Advantage Fund II, LLC, September 21, 2000.
31. EEI Telecommunications Holdings, LLC was organized in 2001 under the jurisdiction of Delaware to hold publicly traded investments.
32. ECP Telecommunications Holdings, LLC was organized in 2001 under the jurisdiction of Delaware to hold non-publicly traded investments.
33. InfraSource, Inc. name change from Exelon Infrastructure Services, Inc. 34. Blair Park Services, Inc., Pennsylvannia, April 23, 1983.
    Utility contractor: installation of utility poles and lines, underground manhole-conduit systems and telecomm networks.
35. Infrasource Corporate Services, Inc. Pennsylvannia, December 28, 2001. management company for a multi-company infrastructure services unit specializing in utility distribution networks.
36. Sunesys, Inc. Pennsylvnnia, formed April 8, 1998. Utility contractor. 37. Sunesys of Virginia, Inc., formed April 22, 2001. Utility contractor. 38. Infrasource Integrated Services, Inc., name change from Exelon Infrastructure Services of Pennsylvannia, February 1, 2002.

Other
-----
1. Unicom Healthcare Management, Inc. liquidated, merged into Commonwealthe Edison Company, December 21, 2001.

2. Unicom Energy Services, Inc. merged with Exelon Services, Inc. liquidated December 31, 2000.
3. Eastern Pennsylvannia Development Company liquidated December 31, 2000. 4. Riverwatch Associates dissolved in 1999. 5. Route 724 dissolved in 1999.
6. Signa Joint Venture dissolved in 1999. 7. Extant, Inc. sold September 1999.
   8. OSP Telcom de Columbia, LTDA liquidated in 2001. 9. OSP Telecommunications, Ltd. liquidated in 2001. 10. Dashiell Corporation liquidated in 2001.
11.Exelon Infrastructure Services of Pennsylvania, Inc. liquidated in 2001. 12.
   International Vital Solutions Group, Inc. liquidated in 2001. 13. Lyons Equipments, Inc. liquidated in 2001.


ITEM 6. OFFICERS AND DIRECTORS.
Part I.  As of December 31, 2001:

         1. List the names and principal business address of the officers and directors of all system companies as of the end of the calendar or fiscal year.

         2. Under the column for each system company, designate by appropriate symbols positions held in such company.

ITEM 6. OFFICERS AND DIRECTORS - PART 1.

The positions of officers and directors of system companies as of December 31, 2001 were as follows:



Aconite Corporation

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dennis  J. Mueller                                    Executive Vice President
Robert  Cleveland                                     Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
David  Falldorf                                       President, Assistant Treasurer and Assistant Secretary
George H. Gilmore Jr.                                 Chairman
George  Witt                                          Vice President of Operations


Adwin Equipment Company


                                       9


DIRECTORS
George H. Gilmore Jr.                                 Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
George H. Gilmore Jr.                                 President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Corporate Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

Adwin Realty Company

DIRECTORS
Craig L Adams                                         Director
Thomas  P. Hill, Jr.                                  Director
Kenneth G Lawrence                                    Director

OFFICERS
Kenneth G Lawrence                                    Chairman, President
Michael  A. Williams                                  Vice President
J. Barry Mitchell                                     Treasurer
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

AllEnergy Gas & Electric Marketing Company, L.L.C.

OFFICERS
Frank L. Peraino                                      President
William G. O'Brien                                    Vice President
Barbara  Fatina                                       Vice President, Secretary and Treasurer

ATNP Finance Company

DIRECTORS
Gavin R Arton                                         Director
Thomas M Baglini                                      Director
J Michael Collier, Jr.                                Director
Yolanda  F. Pagano                                    Director


OFFICERS
John W. Wadson                                        President



                                       10

                                                      Treasurer
                                                      Secretary

Blair Park Services, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
David  Channing                                       Vice President - Corporate Development
John P. Clark                                         Vice President - Finance
John  Coleman                                         Senior Vice President-Special Projects
Lawrence  Coleman                                     Senior Executive Vice President
                                                      President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Alan  Katz                                            Vice President - Construction

Bradford Associates

OFFICERS
 -  Partnership                                       Does Not Have Officers

Cenesco Company, LLC

OFFICERS
No  Officers                                          Organizational Meeting Not Yet Held

Chowns Communications, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dennis  J. Mueller                                    Executive Vice President
Terence  R. Montgomery                                Treasurer
Robert  Cleveland                                     Assistant Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
William  Rowe                                         President and Assistant Secretary



ComEd Financing I


                                       11


OFFICERS
 -  Trust                                             Does Not Have Officers

ComEd Financing II

OFFICERS
 -  Trust                                             Does Not Have Officers

ComEd Funding, LLC

OFFICERS
Patricia L Kampling                                   President
Daniel E Thone                                        Treasurer
Ruth Ann M Gillis                                     Manager
David R Zahakaylo                                     Manager

ComEd Transitional Funding Trust

OFFICERS
 -  Trust                                             Does Not Have Officers

Commonwealth Edison Company

DIRECTORS
Pamela B Strobel                                      Chair
Ruth Ann M Gillis                                     Director
Kenneth G Lawrence                                    Director
Corbin A. McNeill, Jr.                                Director
John W Rowe                                           Director
Pamela B Strobel                                      Director

OFFICERS
Frank M Clark                                         President
David R Helwig                                        Executive Vice President, Operations
Robert E Berdelle                                     Vice President, Finance and Chief Financial Officer
Greg  Castle                                          Vice President, Labor Relations
Sally  Clair                                          Vice President, Transmission Policy and Planning
John T Costello                                       Vice President, Customer Service Operations
Celia  David                                          Vice President, Transmission Policy and Planning
John J Donleavy                                       Vice President, Regional Distributions, Operations
Robert E. Dwyer, Jr.                                  Vice President, Media Relations, Communications and Reporting
John T Hooker                                         Vice President, External Affairs
Anthony  Jaras                                        Vice President, Electric Operations
Frank J Jiruska                                       Vice President, Energy Services, Marketing and Sales
Arlene A Juracek                                      Vice President, Rates and Access Implementation, Reg. Strategies, Governmental
                                                      and Reg. Affairs
Joseph R Krisch                                       Vice President, Human Resources Training and Safety
Joseph A Lasky                                        Vice President, Information Technology



                                       12

Nicholas J Lizanich                                   Vice President, Planning and Engineering
J. Barry Mitchell                                     Vice President and Treasurer
Ruth M Moscovitch                                     Vice President, Strategic Initiatives
Steven T. Naumann                                     Vice President, Transmission Services
Carl L Segneri, Jr.                                   Vice President, Regional Distributions, Operations
Steven L Spencer                                      Vice President, Business Services, Financial Services
Ronald E Talbot                                       Vice President, Regional Distributions, Operations
James B Williams                                      Vice President, Project and Contract Management
Katherine  K. Combs                                   Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
James M Baloun                                        Assistant Secretary for Insurance Matters
Todd  D. Cutler                                       Assistant Secretary
Adrienne M Levatino                                   Assistant Secretary for Insurance Matters
Scott N Peters                                        Assistant Secretary

Commonwealth Edison Company of Indiana, Inc.

OFFICERS
Richard E Martin                                      Treasurer
Scott N Peters                                        Secretary
Thomas M Panfil                                       Auditor and Assistant Secretary
Richard P Roling                                      Assistant Auditor
James K Walkington                                    Assistant Auditor

OTHER
Emerson W Lacey                                       Director and President
Pamela B Strobel                                      Director, Vice President

Commonwealth Research Corporation

DIRECTORS
Pamela B Strobel                                      Director

OFFICERS
Pamela B Strobel                                      Executive Vice President
Patricia L Kampling                                   Treasurer
Robert E Berdelle                                     Controller
Scott N Peters                                        Secretary
Richard E Martin                                      Assistant Treasurer
Donald L Ocwieja                                      Assistant Treasurer
Daniel E Thone                                        Assistant Treasurer
Richard P Roling                                      Assistant Controller


Concomber, Ltd.


                                       13


OFFICERS
Robert K McDonald                                     President
John C. Bukovski                                      Vice President
Odyssefs  Drosou                                      Vice President
Glenn D Newman                                        Vice President
Richard E. Martin                                     Treasurer
May  Coye                                             Secretary
E. John  Thompson                                     Assistant Secretary

Dacon Corporation
DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Henry   Jackson                                       President
Dennis  J. Mueller                                    Executive Vice President
Brian  E. Bratton                                     Vice President of Construction
Timothy  J. Carpenter                                 Assistant Secretary, Treasurer, Vice President of Finance
David  W. Reindl                                      Vice President of Sales
Mervin  G. Schaefer                                   Vice President of Engineering and Field Services
Terence  R. Montgomery                                Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Jan  Hensarling                                       Vice President of Operations
Henry  C. Hess                                        Vice President Manager of Purchasing
Randall  Wisenbaker                                   Vice President of Operations

Dashiell Corporation

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Henry   Jackson                                       President
Dennis  J. Mueller                                    Executive Vice President
Brian  E. Bratton                                     Vice President of Construction
Timothy  J. Carpenter                                 Assistant Secretary, Treasurer, Vice President of Finance
David  W. Reindl                                      Vice President of Sales
Terence  R. Montgomery                                Treasurer
Henry  C. Hess                                        Manager of Purchasing
Don E Calvin                                          Vice President of Field Services
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
James  Fuglaar                                        Vice President of Engineering
George H. Gilmore Jr.                                 Chairman

Dashiell Holdings Corporation


                                       14


DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Henry   Jackson                                       President
Dennis  J. Mueller                                    Executive Vice President
Brian  E. Bratton                                     Vice President of Construction
David  W. Reindl                                      Vice President of Sales
Terence  R. Montgomery                                Treasurer
Timothy  J. Carpenter                                 Vice President of Finance, Assistant Secretary and Assistant Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Henry  C. Hess                                        Vice President Manager of Purchasing

ECP Telecommunications Holdings, LLC

OFFICERS
Robert  A. Shinn                                      President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Donald  J. Bromley                                    Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

Edison Development Canada Inc.

DIRECTORS
Edward L Donegan                                      Director
Robert M Granatstein                                  Director
Pamela B Strobel                                      Director

OFFICERS
Patricia L Kampling                                   Treasurer
Robert E Berdelle                                     Controller
Scott N Peters                                        Secretary

OTHER
Pamela B Strobel                                      Chairman, President


Edison Development Company


                                       15


DIRECTORS
S Gary Snodgrass                                      Director
Pamela B Strobel                                      Director

OFFICERS
S Gary Snodgrass                                      President
Pamela B Strobel                                      Executive Vice President
Robert E Berdelle                                     Vice President and Controller
T Oliver Butler                                       Vice President
James A Small                                         Vice President
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Richard E Martin                                      Assistant Treasurer
Donald L Ocwieja                                      Assistant Treasurer
Daniel E Thone                                        Assistant Treasurer
Richard P Roling                                      Assistant Controller
S Gary Snodgrass                                      Chairman

Edison Finance Partnership

OFFICERS
 -  Partnership                                       Does Not Have Officers

EEI Telecommunications Holdings, LLC

OFFICERS
John W. Wadson                                        President, Treasurer and Secretary
John  C. Halderman                                    Manager
Yolanda  F. Pagano                                    Manager

EIS Engineering, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Fred E. Pace                                          President and Chief Executive Officer
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
Mark  Bolding                                         Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman



EIS Investments, LLC


                                       16


OFFICERS
George H. Gilmore Jr.                                 Manager

Electric Services, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
Anne Marie  Craven                                    Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Ian P. Green                                          President, Assistant Treasurer and Assistant Secretary

Energy Trading Company

DIRECTORS
Gregory  A. Cucchi                                    Chair
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
Robert  A. Shinn                                      President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Corporate Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Corporate Secretary
John  C. Halderman                                    General Counsel

ETT Arizona, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS
J. Barry Mitchell                                     Vice President and Treasurer


                                       17

Scott  Payant                                         Vice President of Finance
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

ETT Boston, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS
ames J Abromitis                                      President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Patricia L Kampling                                   Treasurer
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

ETT Canada, Inc.

DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Donald L Ocwieja                                      Assistant Treasurer
Scott  Payant                                         Assistant Treasurer
Daniel E Thone                                        Assistant Treasurer

ETT Houston, Inc.


                                       18


DIRECTORS
Gregory  A. Cucchi                                    Director
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS
James J Abromitis                                     President
J. Barry Mitchell                                     Vice President of Construction
Scott  Payant                                         Vice President of Finance
Patricia L Kampling                                   Treasurer
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

ETT National Power, Inc.

DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS


                                       19

James J Abromitis                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

ETT Nevada, Inc.
DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS
James J Abromitis                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President and Treasurer
Patricia L Kampling                                   Treasurer
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

ETT North America, Inc.

DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director
Pamela B Strobel                                      Director

OFFICERS
James J Abromitis                                     President
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Patricia L Kampling                                   Treasurer
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer



                                       20

Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon (Fossil) Holdings, Inc.

DIRECTORS
Corbin A. McNeill, Jr.                                Chair
Christine  A. Jacobs                                  Director
Ian  P. McLean                                        Director

OFFICERS
Corbin A. McNeill, Jr.                                President and Chief Executive Officer
Edward  J. Cullen, Jr.                                Vice President and Secretary
Ian  P. McLean                                        Vice President
J. Barry Mitchell                                     Treasurer
Donald  J. Bromley                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Allowance Management Company, LLC

OFFICERS
Christine  A. Jacobs                                  President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Ian  P. McLean                                        Vice President
J. Barry Mitchell                                     Vice President and Treasurer
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Business Services Company

 DIRECTORS
Corbin A. McNeill, Jr.                                Director and Co-Chair
John W Rowe                                           Director and Co-Chair
Ruth Ann M Gillis                                     Director
Oliver D Kingsley, Jr.                                Director
Randall E Mehrberg                                    Director
Pamela B Strobel                                      Director

OFFICERS
Mark  Belk                                            Vice President, Business Strategy
Tim  Benson                                           Vice President, Operations & Infrastructure Services
Paul R Bonney                                         Vice President and General Counsel
Katherine  K. Combs                                   Vice President
Edward  J. Cullen, Jr.                                Vice President
Daniel C. Hill                                        Vice President, Solutions Delivery
J. Barry Mitchell                                     Vice President and Treasurer
Glenn D Newman                                        Vice President
Steven L Spencer                                      Vice President, Business Services, Financial Services
Raymond Tyne                                          Vice President, Business Operations
George R. Shicora                                     Assistant Treasurer
Charles S. Walls                                      Assistant Treasurer
Todd D. Cutler                                        Assistant Secretary
Scott N Peters                                        Assistant Secretary
Christopher Luis                                      Vice President, Organizational Effectiveness
M. Bridget Reidy                                      Vice President and Corporate Secretary


OTHER
Honorio J Padron                                      Director, President and Chief Executive Officer


                                       21


Exelon Capital Partners, Inc. as of Monday, December 31, 2001

DIRECTORS
George H. Gilmore Jr.                                 Director
Patricia L Kampling                                   Director

OFFICERS
Robert  A. Shinn                                      President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Donald  J. Bromley                                    Assistant Secretary
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary
George H. Gilmore Jr.                                 Chairman

Exelon Communications Company, LLC

OFFICERS
George H. Gilmore Jr.                                 President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
Santya Tsai Lanman                                    Vice President
J. Barry Mitchell                                     Vice President and Treasurer
James  W. Morozzi                                     Vice President
Nicholas G Stathes                                    Vice President
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Scott N Peters                                        Assistant Secretary


Exelon Communications Holdings, LLC

OFFICERS
George H. Gilmore Jr.                                 President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
Santya Tsai Lanman                                    Vice President
J. Barry Mitchell                                     Vice President and Treasurer
James  W. Morozzi                                     Vice President
Nicholas G Stathes                                    Vice President
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer


                                       22

Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary


Exelon Corporation

DIRECTORS
Edward A Brennan                                      Director
Carlos H Cantu                                        Director
Daniel  L. Cooper                                     Director
M. Walter D'Alessio                                   Director
Bruce  DeMars                                         Director
G. Fred DiBona, Jr.                                   Director
Sue L Gin                                             Director
Richard  H. Glanton                                   Director
Rosemarie  B. Greco                                   Director
Edgar D Jannotta                                      Director
Corbin A. McNeill, Jr.                                Director
John  M. Palms                                        Director
John W Rogers, Jr.                                    Director
John W Rowe                                           Director
Ronald  Rubin                                         Director
Richard L Thomas                                      Director


OFFICERS
Corbin A. McNeill, Jr.                                Chairman and Co-Chief Executive Officer
John W. Rowe                                          Co-Chief Executive Officer and President
Oliver D Kingsley, Jr.                                Executive Vice President
Pamela B Strobel                                      Executive Vice President
Frank M Clark                                         Senior Vice President
Ruth Ann M. Gillis                                    Senior Vice President and Chief Financial Officer
George H. Gilmore Jr.                                 Senior Vice President
Kenneth G Lawrence                                    Senior Vice President
Ian  P. McLean                                        Senior Vice President
Randall E Mehrberg                                    Senior Vice President and General Counsel
Elizabeth A. Moler                                    Senior Vice President, Government Affairs-Federal
Honorio J Padron                                      Senior Vice President
S Gary Snodgrass                                      Senior Vice President
David W. Woods                                        Senior Vice President
Linda C. Byus                                         Vice President, Investor Relations
Donald P. Kirchoffner                                 Vice President, Communications
J. Barry Mitchell                                     Vice President and Treasurer
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary



                                       23

Scott N Peters                                        Assistant Secretary
Virginia A. Brown                                     Vice President, Human Resources Planning and Development
David J. Cesareo                                      Vice President, Environmental Health and Safety
Katherine  K. Combs                                   Vice President and Corporate Secretary
Assir R. DaSilva                                      Vice President, Diversity
John F Diedrich                                       Vice President, Employee Health and Benefits
Victor  Fonseca                                       Vice President, Compensation
Jean  H. Gibson                                       Vice President and Corporate Controller
Paul  E. Haviland                                     Vice President - Corporate Development
Robert K McDonald                                     Vice President, Risk Management
John R. Samolis                                       Vice President, Labor and Employee Relations

Exelon Energy Company

DIRECTORS
Gregory  A. Cucchi                                    Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
Gerald  N. Rhodes                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
David  Dulick                                         Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Energy Delivery Company, LLC

OFFICERS
Pamela B Strobel                                      Chief Executive Officer
Kenneth G Lawrence                                    President
                                                      Chief Operating Officer
Frank M Clark                                         Senior Vice President
David R Helwig                                        Executive Vice President, ComEd Operations
Craig L Adams                                         Vice President, Support Services
Robert E. Dwyer, Jr.                                  Vice President, Communications
Thomas  P. Hill, Jr.                                  Vice President, Finance and Chief Financial Officer
John T Hooker                                         Vice President, Property Management
J. Lindsay Johnston                                   Vice President, Management Development
J. Barry Mitchell                                     Vice President and Treasurer
Glenn D Newman                                        Vice President, Human Resources
Kathleen M Walters                                    Vice President, Information Technology
Scott N Peters                                        Secretary


                                       24

George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary


Exelon Energy Ohio, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
Gerald  N. Rhodes                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
David  Dulick                                         Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Enterprises Company, LLC


 DIRECTORS
John W Rowe                                           Chair

OFFICERS
George H. Gilmore Jr.                                 President and Chief Executive Officer
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
James J Abromitis                                     Vice President
                                                      Vice President, Exelon Thermal Technologies
Herbert H. Allen, Jr.                                 Vice President, Human Resources
Kenneth H Beard                                       Vice President
J. Barry Mitchell                                     Vice President and Treasurer
Dennis E Murphy                                       Vice President, Marketing and Business Development
Gerald  N. Rhodes                                     Vice President
Robert  A. Shinn                                      Vice President
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Enterprises Investments, Inc.


                                       25


DIRECTORS
Gavin R Arton                                         Director
J Michael Collier, Jr.                                Director
John  C. Halderman                                    Director
Yolanda  F. Pagano                                    Director

OFFICERS
John W. Wadson                                        President, Treasurer and Assistant Secretary
John  C. Halderman                                    Vice President and Secretary

Exelon Enterprises Management, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Chair
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
Robert  A. Shinn                                      President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
Joseph  J. Kerecman                                   Vice President
Andrea F. Kramer                                      Vice President
J. Barry Mitchell                                     Treasurer
Katherine  K. Combs                                   Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Generation Company, LLC

 OFFICERS
Corbin A. McNeill, Jr.                                Chief Executive Officer and President Exelon Generation
Ian  P. McLean                                        President, Exelon Power Team
Oliver D Kingsley, Jr.                                President and Chief Nuclear Officer, Exelon Nuclear
John L Skolds                                         Chief Operating Officer, Exelon Nuclear
William H Bohlke                                      Senior Vice President, Nuclear Services, Exelon Nuclear
John  B. Cotton                                       Senior Vice President, Technical Support, Exelon Nuclear
Christopher M Crane                                   Senior Vice President, MidWest Regional Operating Group, Exelon Nuclear
Joseph  J. Hagan                                      Senior Vice President, MidAtlantic Regional Operating Group, Exelon Nuclear
Christine  A. Jacobs                                  Senior Vice President, Exelon Generation; President, Exelon Power
David  W. Woods                                       Senior Vice President, Communications and Public Affairs, Exelon Generation
Carol  Anderson                                       Vice President, Information Technology, Exelon Nuclear
William  Arndt                                        Vice President, Business Operations, Exelon Nuclear
Jeffrey A Benjamin                                    Vice President, Licensing and Regulatory, Exelon Nuclear
Robert E Berdelle                                     Vice President, Generation



                                       26

Kenneth W Cornew                                      Vice President, Long-term Transactions, Exelon Power Team
Edward  J. Cullen, Jr.                                Vice President, General Counsel and Secretary
Joel P Dimmette                                       Vice President, Operational Projects, Exelon Nuclear
Michael   Erdlen                                      Vice President, Information Technology, Exelon Power Team
Edward  Fedorchak                                     Vice President, Fuels, Exelon Power Team
Jan H Freeman                                         Vice President, Public Affairs, Exelon Generation
James D Guerra                                        Vice President and Controller, Exelon Nuclear
Robert J Hovey                                        Vice President, MidWest Regional Operating Group Support, Exelon Nuclear
Susan O Ivey                                          Vice President, Short-term Transactions, Exelon Power Team
James S Jablonski                                     Vice President, Financial Trading, Exelon Power Team
Theodore E Jennings                                   Vice President, Outage and Project Management, Exelon Nuclear
Marilyn C Kray                                        Vice President, Acquisition Support and Integration, Exelon Nuclear
Rod  Krich                                            Vice President, Licensing Projects
Richard J Landy                                       Vice President, Human Resources and Administration, Exelon Nuclear
Charles  P. Lewis                                     Vice President, Strategy and Development, Exelon Generation
James  P. Malone                                      Vice President, Fuels Management, Exelon Nuclear
Cornelius J McDermott                                 Vice President, Communications, Exelon Generation
Robert K McDonald                                     Vice President, Generation
James R Meister                                       Vice President, Nuclear Engineering, Exelon Nuclear
Michael  Metzner                                      Vice President, Finance/Analytics/Risk, Exelon Power Team
J. Barry Mitchell                                     Vice President and Treasurer
James  A. Muntz                                       Vice President, Special Projects, Exelon Generation
John L Settelen                                       Vice President and Controller, Exelon Generation
Steven L Spencer                                      Vice President, Business Services, Financial Services
Edward F. Sproat, III                                 Vice President, International Projects
George  Vanderheyden                                  Vice President, MidAtlantic Regional Operating Group Support, Exelon Nuclear
Bruce C. Williams                                     Vice President, Nuclear Oversight, Exelon Nuclear
Ronald J DeGregorio                                   Site Vice President - Oyster Creek
John  Doering, Jr.                                    Site Vice President - Peach Bottom Atomic Power Station
J. Michael  Heffley                                   Site Vice President - Clinton Nuclear Power Station
William   Levis                                       Site Vice President - Limerick Generating Station
Richard  Lopriore                                     Site Vice President - Byron Station
Charles G Pardee                                      Site Vice President - LaSalle County Station
Preston D Swafford                                    Site Vice President - Dresden Nuclear Power Station
Timothy  Tulon                                        Site Vice President - Quad Cities Nuclear Power Station
Mark  E. Warner                                       Site Vice President - TMI
James D von Suskil                                    Site Vice President - Braidwood Station
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary



Exelon Generation Finance Company, LLC

OFFICERS


                                       27

John W. Wadson                                        President, Treasurer and Secretary

MANAGERS
Gavin R Arton                                         Manager
J Michael Collier, Jr.                                Manager
Nancy  A. Hirschle                                    Manager
Yolanda  F. Pagano                                    Manager

Exelon Peaker Development General, LLC

OFFICERS
Ian  P. McLean                                        President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Christine  A. Jacobs                                  Vice President
Charles  P. Lewis                                     Vice President and Treasurer

Exelon Peaker Development Limited, LLC

OFFICERS
Ian  P. McLean                                        President
Edward  J. Cullen, Jr.                                Vice President and Secretary
Charles  P. Lewis                                     Vice President and Treasurer

Exelon Power Holdings, LP

OFFICERS
 -  Partnership                                       Does Not Have Officers

Exelon Power Marketing, L.P.

OFFICERS
 -  Partnership                                       Does Not Have Officers

Exelon Services Federal Group, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Glenn D Newman                                        Director

OFFICERS
Kenneth H Beard                                       President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
John  Caraher                                         Vice President
Carter C. Culver                                      Secretary

Exelon Services, Inc.


                                       28


DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Pamela B Strobel                                      Director

OFFICERS
Kenneth H Beard                                       President and Chief Executive Officer
Pamela B Strobel                                      Executive Vice President
Ruth Ann M Gillis                                     Senior Vice President
John  Caraher                                         Vice President and Chief Financial Officer
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Richard E Martin                                      Assistant Treasurer
Donald L Ocwieja                                      Assistant Treasurer
Richard P Roling                                      Assistant Treasurer
Daniel E Thone                                        Assistant Treasurer

Exelon Thermal Development, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
James J Abromitis                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer


                                       29

Scott  Payant                                         Vice President of Finance
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Thermal Holdings, Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
James J Abromitis                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Thermal Technologies Inc.

DIRECTORS
Gregory  A. Cucchi                                    Director
Patricia L Kampling                                   Director
Glenn D Newman                                        Director

OFFICERS
James J Abromitis                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance
Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

Exelon Ventures Company, LLC

OFFICERS
Corbin A. McNeill, Jr.                                Co-Chief Executive Officer and President
John W Rowe                                           Co-Chief Executive Officer and President
Robert E Berdelle                                     Vice President, Ventures
Ruth Ann M Gillis                                     Vice President, Finance and Chief Financial Officer
Robert K McDonald                                     Vice President, Ventures
Randall E Mehrberg                                    Vice President and General Counsel
J. Barry Mitchell                                     Vice President and Treasurer
Steven L Spencer                                      Vice President, Financial Services, Business Services
Katherine  K. Combs                                   Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary


ExTel Corporation, LLC


                                       30


OFFICERS
James  W. Morozzi                                     Vice President
J. Barry Mitchell                                     Treasurer
Katherine  K. Combs                                   Secretary
George R Shicora                                      Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Ronald L Zack                                         Assistant Secretary
Glenn D Newman                                        General Counsel

ExTex LaPorte Limited Partnership

OFFICERS
 -  Partnership                                       Does Not Have Officers

Fischbach and Moore Electric, Inc.

DIRECTORS

George H. Gilmore Jr.                                 Director

OFFICERS
John  Daly                                            Chief Executive Officer
Jack  McHugh                                          Executive Vice President
Dennis  J. Mueller                                    Executive Vice President
Esteban  F. Alvarez                                   Vice President and Assistant Secretary
William  I. Welsh                                     Vice President
Terence  R. Montgomery                                Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
William  Greene                                       Vice President - Boston
Lenny  Impastato                                      Vice President - New York
Steve  Kimsey                                         Vice President - Denver
Glenn  W. Lowenstein                                  Vice President and Assistant Treasurer
Cliff  Macaylo                                        Vice President Business Services
Rick  Manville                                        President and Assistant Secretary
Bob  Meyer                                            Vice President - New Jersey
Diamond  Tsai                                         Assistant Vice President and Supervisor - New York
Charlie  Woldridge                                    Vice President - Washington D.C.

Fischbach and Moore Electrical Contracting, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
James  F. Kimsey                                      President and Chief Executive Officer
Esteban  F. Alvarez                                   Vice President and Assistant Secretary


                                       31

Glenn  W. Lowenstein                                  Vice President and Treasurer
William  I. Welsh                                     Vice President
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Fischbach and Moore, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
John  Daly                                            President and Chief Executive Officer
Esteban  F. Alvarez                                   Vice President and Assistant Secretary
Glenn  W. Lowenstein                                  Vice President and Treasurer
William  I. Welsh                                     Vice President
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Franklin Town Towers Associates

OFFICERS
 -  Partnership                                       Does Not Have Officers

Gas Distribution Contractors, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Gerald  Piland                                        President
Dennis  J. Mueller                                    Executive Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Kevin  Cook                                           Vice President of Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Henderson Ambassador Associates

 OFFICERS
 -  Partnership                                       Does Not Have Officers




Horizon Energy Company


                                       32


DIRECTORS
Jean  H. Gibson                                       Director
J. Barry Mitchell                                     Director

OFFICERS
Gerald  N. Rhodes                                     President
Paul R Bonney                                         Vice President and Secretary
J. Barry Mitchell                                     Vice President and Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary
Paul R Bonney                                         General Counsel

InfraSource Corporate Services, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
George H. Gilmore Jr.                                 President and Chief Executive Officer
Daniel J Dougherty                                    Vice President and Controller
Susan F. Haindl                                       Vice President and Chief Information Officer
Gary  W. Murphy                                       Vice President, Utility Services
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Terence  R. Montgomery                                Senior Vice President, Treasurer & CFO
Dennis  J. Mueller                                    Senior Vice President and President Operations Group
David  C. Turner                                      Senior Vice President & President, Managed Services

InfraSource Incorporated

DIRECTORS
George H. Gilmore Jr.                                 Director and Chair
David  A. Baxter                                      Director
Gregory  A. Cucchi                                    Director
James  W. Durham                                      Director
Michael  J. Egan                                      Director
Kenneth G Lawrence                                    Director
Corbin A. McNeill, Jr.                                Director
Randall E Mehrberg                                    Director
Dennis  J. Mueller                                    Director
John W Rowe                                           Director
S Gary Snodgrass                                      Director
Pamela B Strobel                                      Director

OFFICERS
George H. Gilmore Jr.                                 President and Chief Executive Officer
David  C. Turner                                      Executive Vice President


                                       33

Harvey  B. Dikter                                     Senior Vice President
Susan F. Haindl                                       Senior Vice President
Daniel J Dougherty                                    Vice President and Controller
Susan F. Haindl                                       Vice President and Chief Information Officer
Terence  R. Montgomery                                Vice President, Corporate Development
Gary  W. Murphy                                       Vice President, Utility Services
Kimberly  A. Roerig                                   Vice President and Chief Financial Officer
Harvey  B. Dikter                                     Secretary
Susan F. Haindl                                       Assistant Secretary
Harvey  B. Dikter                                     General Counsel
Terence  R. Montgomery                                Senior Vice President, Treasurer & CFO
Dennis  J. Mueller                                    Senior Vice President and President Operations Group

Infrasource Integrated Services, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Paul  Eisenhuth                                       Vice President
Gary  W. Murphy                                       Vice President
David  C. Turner                                      Vice President and Assistant Secretary
Terence  R. Montgomery                                Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

International Communications Services, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
J.  S. Smith                                          President, Assistant Treasurer and Assistant Secretary

Keystone Fuels, LLC

MANAGERS
Fred  Humphrey                                        Manager



M.J. Electric, Inc.


                                       34


DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dennis  J. Mueller                                    Executive Vice President
George  Troutman                                      Vice President
Terence  R. Montgomery                                Treasurer
Robert W. Biallas                                     Senior Vice President - Utility Division
Ralph  Boberhuis                                      Senior Vice President - Process Controls Instrumentation
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Dennis J. Ebert                                       Vice President of Finance, Assistant Secretary and Assistant Treasurer
Edward E. Farrington                                  Vice President - Utility Division
Wayne  Gardner                                        Vice President and Chief Engineer
George H. Gilmore Jr.                                 Chairman
Ernest  Harju                                         Vice President and Code of Enforcement Officer for the Commonwealth of
                                                      Massachusetts
John  Holtz                                           Vice President - Chicago Operations
Stephen J. Reiten                                     President, Chief Operating Officer, Assistant Treasurer and Assistant
                                                      Secretary
William  Schall                                       Vice President of Procurement
Robert D. Tachick                                     Senior Vice President - Process Controls

Mechanical Specialties Incorporated

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Bruce  Lange                                          President
Dennis  J. Mueller                                    Executive Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Mid-Atlantic Pipeliners, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dale  Anderson                                        Executive Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Daniel  Dickrell                                      Vice President of Operations


                                       35

Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Norb  Iwanski                                         Vice President of Operations
Dennis  Kramsky                                       President and Assistant Secretary

MRM Technical Group, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director
Dennis  J. Mueller                                    Director

OFFICERS
George H. Gilmore Jr.                                 Co-Chair
Dennis  J. Mueller                                    Co-Chair
Terence  R. Montgomery                                Treasurer
Robert  Cleveland                                     Assistant Treasurer
Dale  Anderson                                        President and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary

Mueller Distribution Contractors, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Robert  Cleveland                                     Treasurer
Jerry  Krueger                                        Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Daniel  Govin                                         President, Assistant Treasurer and Assistant Secretary

Mueller Pipeliners, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  Falldorf                                       President
Dennis  J. Mueller                                    Executive Vice President
Eric  Grudman                                         Vice President
Carl  Oko                                             Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman


                                       36


NEWCOTRA, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
George H. Gilmore Jr.                                 President, Treasurer and Secretary
Harvey  B. Dikter                                     Assistant Secretary

Northwind Aladdin, LLC

OFFICERS
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Tibor  Jozsa                                          General Manager
Scott J Blumeyer                                      Manager
Jeanne  Maloney                                       Manager
Pamela B Strobel                                      Manager

Northwind Boston LLC

OFFICERS
Richard S. Hahn                                       President

Northwind Chicago LLC

OFFICERS
Scott J Blumeyer                                      Vice President, General Manager
Scott N Peters                                        Secretary

Northwind Las Vegas LLC

OFFICERS
Pamela B Strobel                                      Manager

Northwind Thermal Technologies Canada Inc.

DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Pamela B Strobel                                      Director

OFFICERS
James J Abromitis                                     President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
Scott  Payant                                         Vice President of Finance



                                       37

Carter C. Culver                                      Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
John  C. Halderman                                    Assistant Secretary
Scott N Peters                                        Assistant Secretary

OSP Consultants, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
F.  A. Donaldson                                      Senior Vice President
Robert  Ennis                                         Senior Vice President
Terence  R. Montgomery                                Senior Vice President
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
J.  S. Smith                                          President, Assistant Treasurer and Assistant Secretary

OSP Telcomm de Mexico, S.A. de C.V.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
J.  S. Smith                                          President, Assistant Treasurer and Assistant Secretary


                                       38


OSP Telecom, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
J.  S. Smith                                          President, Assistant Treasurer and Assistant Secretary

OSP, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
J.  S. Smith                                          President, Assistant Treasurer and Assistant Secretary

P.A.C.E. Environmental, LLC

OFFICERS
Fred E. Pace                                          President and Chief Executive Officer
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
Mark  Bolding                                         Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman


P.A.C.E. Field Services, LLC

OFFICERS
Fred E. Pace                                          President and Chief Executive Officer
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
Mark  Bolding                                         Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

PEC Financial Services, LLC

DIRECTORS
J. Barry Mitchell Manager Yolanda F. Pagano Manager George R Shicora Manager

OFFICERS
Gregory  Golazeski                                    President
Yolanda  F. Pagano                                    Vice President
George R Shicora                                      Treasurer
Todd  D. Cutler                                       Secretary
Maria  D. Conway                                      Assistant Treasurer


                                       39

Yolanda  F. Pagano                                    Assistant Secretary
Gregory  Golazeski                                    General Counsel


PECO Energy Capital Corp.

DIRECTORS
Ruth Ann M Gillis                                     Director
Suzanne  Hay                                          Director
J. Barry Mitchell                                     Director

OFFICERS
J. Barry Mitchell Chairman, President Thomas R. Miller Vice President
                                                      Treasurer
Todd  D. Cutler                                       Secretary
Suzanne  Hay                                          Assistant Secretary


PECO Energy Capital Trust II

OFFICERS
 -  Trust                                             Does Not Have Officers

PECO Energy Capital Trust III

OFFICERS
 -  Trust                                             Does Not Have Officers

PECO Energy Capital, LP

OFFICERS
 -  Partnership                                       Does Not Have Officers

PECO Energy Company

 DIRECTORS
John W Rowe                                           Director and Chair
Pamela B Strobel                                      Director and Vice Chair
Ruth Ann M Gillis                                     Director
Kenneth G Lawrence                                    Director
Corbin A. McNeill, Jr.                                Director

OFFICERS
Kenneth G Lawrence                                    Chief Executive Officer
                                                      President
Craig L Adams                                         Vice President, Contractor and Supply Management
Ellen M Cavanaugh                                     Vice President, Electric Supply and Transmission



                                       40

Gregory N Dudkin                                      Vice President, Customer and Marketing Services
Frank  Frankowski                                     Vice President, Finance and Chief Financial Officer
Reed R Horting                                        Vice President, Gas Supply and Transportation
J. Lindsay Johnston                                   Vice President, Human Resources
George  Lyons                                         Vice President, Regulatory, Communications and External Affairs
Ian  P. McLean                                        Vice President, Exelon Power Team
J. Barry Mitchell                                     Vice President and Treasurer
Denis  P. O'Brien                                     Vice President, Operations
Steven L Spencer                                      Vice President, Business Services, Financial Services
Kathleen M Walters                                    Vice President, Information Technology and Chief Information Officer
Delia W Stroud                                        Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

PECO Energy Power Company

DIRECTORS
Corbin A. McNeill, Jr.                                Chair
Christine  A. Jacobs                                  Director
John L Settelen                                       Director

OFFICERS
Christine  A. Jacobs                                  President
Edward  J. Cullen, Jr.                                Vice President and Secretary
J. Barry Mitchell                                     Vice President and Treasurer
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

PECO Energy Transition Trust

OFFICERS
 -  Trust                                             Does Not Have Officers

PECO Hyperion Telecommunications

OFFICERS
 -  Partnership                                       Does Not Have Officers

PECO Wireless, LP

OFFICERS
 -  Partnership                                       Does Not Have Officers


                                       41


Penesco Company, LLC

 OFFICERS
No  Officers                                          Organizational Meeting Not Yet Held

PHT Holdings, LLC

OFFICERS
George H. Gilmore Jr.                                 President
Patricia L Kampling                                   Senior Vice President and Chief Financial Officer
J. Barry Mitchell                                     Vice President and Treasurer
James  W. Morozzi                                     Vice President
Nicholas G Stathes                                    Vice President
John  C. Halderman                                    Secretary
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

Port City Power, LLC

OFFICERS
Corbin A. McNeill, Jr.                                President
Christine  A. Jacobs                                  Vice President
Charles  P. Lewis                                     Vice President
John L Settelen                                       Vice President and Controller
Edward  J. Cullen, Jr.                                Secretary
Todd  D. Cutler                                       Assistant Secretary

Rand-Bright Corporation

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dan  McClellan                                        President
Dennis  J. Mueller                                    Executive Vice President
Robert  Cleveland                                     Treasurer
Scott  McTrusty                                       Assistant Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman




RJE Telecom, Inc.


                                       42


DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Robert  Ennis                                         President, Assistant Treasurer and Assistant Secretary
George H. Gilmore Jr.                                 Chairman

Scherer Holdings 1, LLC

OFFICERS
Patricia L Kampling                                   President
Robert E Berdelle                                     Vice President
Daniel E Thone                                        Treasurer
Scott N Peters                                        Secretary
Scott A Vogt                                          Assistant Treasurer

MANAGERS
Robert E Berdelle                                     Member of Management Committee
Patricia L Kampling                                   Member of Management Committee
Andrew L Stidd                                        Member of Management Committee

Scherer Holdings 2, LLC

OFFICERS
Patricia L Kampling                                   President
Robert E Berdelle                                     Vice President
Daniel E Thone                                        Treasurer
Scott N Peters                                        Secretary
Scott A Vogt                                          Assistant Treasurer

MANAGERS
Robert E Berdelle                                     Member of Management Committee
Patricia L Kampling                                   Member of Management Committee
Andrew L Stidd                                        Member of Management Committee

Scherer Holdings 3, LLC

OFFICERS

Patricia L Kampling                                   President
Robert E Berdelle                                     Vice President
Daniel E Thone                                        Treasurer
Scott N Peters                                        Secretary


                                       43

Scott A Vogt                                          Assistant Treasurer

MANAGERS
Robert E Berdelle                                     Member of Management Committee
Patricia L Kampling                                   Member of Management Committee
Andrew L Stidd                                        Member of Management Committee


Sithe Energies, Inc.

DIRECTORS
William  Kriegel                                      Director and Chair
R. Keith Elliott                                      Director
Guillaume  Hannezo                                    Director
Gerald  R. Rainey                                     Director
Dickinson  M. Smith                                   Director
Kiyoshi  Yoshimitsu                                   Director


OFFICERS
Barry  Sullivan                                       Vice Chair
William  Kriegel                                      Chief Executive Officer
Thomas  Boehlert                                      Senior Vice President and Chief Financial Officer
Sandra  Manilla                                       Vice President and Treasurer
Hyun  Park                                            Senior Vice President, General Counsel and Secretary

Southeast Chicago Energy Project, LLC

OFFICERS
Christine  A. Jacobs                                  Senior Vice President
Charles  P. Lewis                                     Vice President
Thomas H. Weir                                        Treasurer
Edward  J. Cullen, Jr.                                Secretary
Todd  D. Cutler                                       Assistant Secretary

Spruce Equity Holdings, L.P.

OFFICERS
 -  Partnership                                       Does Not Have Officers

Spruce Holdings G.P. 2000, LLC

OFFICERS
 -  Partnership                                       Does Not Have Officers



Spruce Holdings L.P. 2000, LLC


                                       44


OFFICERS
 -  Partnership                                       Does Not Have Officers

Spruce Holdings Trust

OFFICERS
 -  Trust                                             Does Not Have Officers

Sunesys of Virginia, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Lawrence  Coleman                                     President
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
David  Channing                                       Vice President - Corporate Development
John P. Clark                                         Vice President - Finance
John  Coleman                                         Senior Vice President-Special Projects
William  Coleman                                      Senior Vice President-Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Sunesys, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
John  Coleman                                         President
David  C. Turner                                      Executive Vice President
David  Channing                                       Vice President, Corporate Development
Terence  R. Montgomery                                Treasurer
John P. Clark                                         Vice President - Finance
John  Coleman                                         Senior Vice President-Special Projects
William  Coleman                                      Senior Vice President-Operations
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Susquehanna Electric Company

DIRECTORS
Corbin A. McNeill, Jr.                                Chair
Christine  A. Jacobs                                  Director
John L Settelen                                       Director


                                       45


OFFICERS
Edward  J. Cullen, Jr.                                Vice President and Secretary
J. Barry Mitchell                                     Vice President and Treasurer
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary

Susquehanna Power Company

DIRECTORS
Corbin A. McNeill, Jr.                                Chair
Christine  A. Jacobs                                  Director
John L Settelen                                       Director

OFFICERS
Christine  A. Jacobs                                  President
Edward  J. Cullen, Jr.                                Vice President and Secretary
J. Barry Mitchell                                     Vice President and Treasurer
George R Shicora                                      Assistant Treasurer
Charles  S. Walls                                     Assistant Treasurer
Todd  D. Cutler                                       Assistant Secretary
Scott N Peters                                        Assistant Secretary
Edward  J. Cullen, Jr.                                General Counsel

Syracuse Merit Electric, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dennis  J. Mueller                                    Executive Vice President
Terence  R. Montgomery                                Treasurer
Dorothy  Roberts                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
James P. Maloney                                      President, Assistant Treasurer and Assistant Secretary
Lucinda  Speech                                       Assistant Controller and Assistant Treasurer


T.H. Green Electric Co., Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS


                                       46

James  F. Kimsey                                      President and Chief Executive Officer
Esteban  F. Alvarez                                   Vice President and Assistant Secretary
Glenn  W. Lowenstein                                  Vice President and Treasurer
William  I. Welsh                                     Vice President
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

The Proprietors of the Susquehanna Canal

OTHER
Gerald  R. Rainey                                     Governor

Trinity Industries, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Dennis  J. Mueller                                    Executive Vice President
Terence  R. Montgomery                                Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman
Vernon  C. Nicholson                                  President, Assistant Treasurer and Assistant Secretary

Unicom Assurance Company, Ltd.

OFFICERS
Ruth Ann M Gillis                                     Director and President
Robert K McDonald                                     Vice President
Glenn D Newman                                        Vice President
Patricia L Kampling                                   Treasurer
May  Coye                                             Secretary
E. John  Thompson                                     Assistant Secretary

OTHER
C.F.A. Cooper Director Odyssefs Drosou Director Ruth Ann M Gillis Director
Patricia L Kampling Director Robert K McDonald Director

Unicom Investment Inc.

DIRECTORS
Ruth Ann M Gillis                                     Director
Pamela B Strobel                                      Director


                                       47


OFFICERS
Pamela B Strobel                                      Executive Vice President
Robert E Berdelle                                     Vice President and Controller
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Donald L Ocwieja                                      Assistant Treasurer
Daniel E Thone                                        Assistant Treasurer

Unicom Power Marketing Inc.

DIRECTORS
Ruth Ann M Gillis                                     Director
Pamela B Strobel                                      Director
S. Gary Snodgrass                                     Director

OFFICERS
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Richard E Martin                                      Assistant Treasurer
Donald L Ocwieja                                      Assistant Treasurer
Richard P Roling                                      Assistant Treasurer
Daniel E Thone                                        Assistant Treasurer

OTHER
S Gary Snodgrass                                      Chairman, President and Chief Executive Officer

Unicom Resources Inc.

 DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Pamela B Strobel                                      Director

OFFICERS

Pamela B Strobel                                      Executive Vice President
Ruth Ann M Gillis                                     Senior Vice President
T Oliver Butler                                       Vice President, General Manager
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Daniel E Thone                                        Assistant Treasurer

Utility Locate & Mapping Services, Inc.

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS


                                       48

David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
W. Harry  Muller                                      Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Paul  Eisenhuth                                       Chief Executive Officer, President, Assistant Treasurer and
                                                      Assistant Secretary

VSI Group Inc

DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Thomas  Shenyey                                       President
David  C. Turner                                      Executive Vice President
Terence  R. Montgomery                                Treasurer
Aung  Myint                                           Assistant Treasurer and Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary

Wansley Holdings 1, LLC

OFFICERS
Patricia L Kampling                                   President
Robert E Berdelle                                     Vice President
Daniel E Thone                                        Treasurer
Scott N Peters                                        Secretary
Scott A Vogt                                          Assistant Treasurer

MANAGERS
Robert E Berdelle                                     Member of Management Committee
Patricia L Kampling                                   Member of Management Committee
Andrew L Stidd                                        Member of Management Committee

Wansley Holdings 2, LLC

OFFICERS
Patricia L Kampling                                   President
Robert E Berdelle                                     Vice President
Daniel E Thone                                        Treasurer
Scott N Peters                                        Secretary
Scott A Vogt                                          Assistant Treasurer

MANAGERS
Robert E Berdelle                                     Member of Management Committee
Patricia L Kampling                                   Member of Management Committee
Andrew L Stidd                                        Member of Management Committee

Michigan Trenching Services, Inc.


                                       49


DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
George H. Gilmore Jr.                                 Chairman and Treasurer
Dennis  J. Mueller                                    Executive Vice President
Randy  Harrison                                       Vice President, Operations
Terence  R. Montgomery                                Treasurer
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
Robert C. Lyons                                       President, Assistant Treasurer and Assistant Secretary

Mueller Energy Services, Inc.
DIRECTORS
George H. Gilmore Jr.                                 Director

OFFICERS
Robert C. Lyons                                       President
Dennis  J. Mueller                                    Executive Vice President
Russell  Dersch                                       Vice President, Operations
Robert  Cleveland                                     Treasurer
James  Fugarino                                       Assistant Secretary
Harvey  B. Dikter                                     Senior Vice President, General Counsel and Secretary
George H. Gilmore Jr.                                 Chairman

Unicom Power Holdings Inc.
DIRECTORS
Ruth Ann M Gillis                                     Director
Patricia L Kampling                                   Director
Pamela B Strobel                                      Director

OFFICERS
Pamela B Strobel                                      Executive Vice President
Ruth Ann M Gillis                                     Senior Vice President
T Oliver Butler                                       Vice President, General Manager
Patricia L Kampling                                   Treasurer
Scott N Peters                                        Secretary
Richard E Martin                                      Assistant Treasurer
Richard P Roling                                      Assistant Treasurer




ITEM 10.        FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS

A revised response to this item is being filed confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.


                                       50
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                                    SIGNATURE
Exelon Corporation, a registered holding company, has duly caused this annual report for the year ended December 31, 2001 to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                           EXELON CORPORATION


                                           By:  /S/Robert S. Shapard
                                                ---------------------
                                                Robert S. Shapard
                                                Executive Vice President and
                                                Chief Financial Officer
                                                Exelon Corporation

September 26, 2003



                                       51
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CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in this Annual Report on Form U5S-A of Exelon Corporation for the year ended December 31, 2001, filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated January 29, 2002, except for Note 26 for which the date is March 1, 2002, and Note 2 for which the date is October 18, 2002. Such report relates to the consolidated financial statements of Exelon Corporation which are incorporated by reference in the Annual Report on Form 10-K of Exelon Corporation for the year ended December 31, 2001.



PricewaterhouseCoopers LLP

Chicago, Illinois
September 26, 2003






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